Exhibit 10.17

EXECUTIVE EMPLOYMENT AGREEMENT

Dated for reference this 20th day of June 2018.

BETWEEN:

Eric Finlayson of [***]

(the “Employee”)

AND:

Global Mining Management Corporation, a body corporate having an office at Suite 654 – 999 Canada Place, Vancouver, British Columbia, CANADA, V6C 3E1

(the “Company”)

(collectively, the “Parties”)

WHEREAS:

A.	The Employee has the expertise, qualifications and required certifications to perform the functions of Managing Director, Business Development for the Company (the “Services”);

B.	This Agreement supersedes all other verbal and written Agreements between the Parties; and

C.	The Company wishes to engage the Employee to perform the Services and the Employee agrees to provide the Services to the Company on the terms and conditions set forth in this Agreement.

NOW THEREFORE in consideration of the terms, covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	EMPLOYMENT

(a)	The Employee will be employed on a full-time basis in the position of Managing Director, Business Development. As Managing Director, Business Development, the Employee will oversee the management and business development for the participating shareholders of the Company. The Employee will report to the Board of Directors of the Company or their appointed designate as determined from time to time and will be based in Vancouver.

(b)	The Employee will carry out such duties and responsibilities as are customarily performed by persons serving as Managing Director, Business Development of an exploration and mining company comparable in size, as well as such additional and related duties as may from time to time be assigned, delegated or determined by the Company. The Employee acknowledges and agrees that the requirement to fulfil other duties, or any reasonable alteration to the Employee’s duties and responsibilities, will not constitute a fundamental alteration to this Agreement. The Employee further acknowledges that he will be required to perform duties in other locations from time to time, in which case the Employee agrees that this will not constitute a fundamental alteration to this Agreement.

(c)	The Employee’s hours of work will be the normal business hours of the Company together with any additional time necessary to discharge his duties and responsibilities pursuant to this Agreement. The compensation described in Article 3 below is compensation for all hours worked by the Employee. For greater clarity, no overtime will be provided with respect to any hours worked by the Employee outside of normal business hours.

[2]

(d)	The Employee will comply with all lawful policies, rules and procedures established by the Company from time to time including any future revisions of such policies, rules and procedures. This includes, if applicable, all Companies’ Code of Business Conduct and Ethics and Corporate Securities Trading Policies. The Employee will inform himself of the details of such policies, rules and procedures. Where such policies, rules and procedures conflict with the terms of this Agreement, the terms of this Agreement will prevail. The Employee further acknowledges and agrees that, in the course of carrying out his duties and responsibilities under this Agreement, he will comply with all applicable laws, regulations, bylaws, ordinances and any other applicable legal requirements.

(e)	The Employee will disclose actual or potential business conflicts of interest to the Company. Any uncertainty as to whether such a conflict exists will be raised by the Employee for determination by the Company, acting reasonably. The Employee will conduct himself so as to avoid any actual or potential conflict of interest.

2.	Term

(a)	This Agreement will be for an indefinite term (the “Term”), subject to earlier termination in accordance with the provisions of Article 6 of this Agreement. The Agreement is subject to the Employee obtaining his Permanent Residence status in Canada.

3.	REMUNERATION AND BENEFITS

(a)	The Company will pay the Employee an annual base salary of CAD $390,000.00 (the “Base Salary”), less statutory deductions, which will be paid to the Employee semi-monthly by direct deposit.

(b)	The Employee will be entitled to participate in all insurance and other benefit plans or programs in effect for senior management employees of the Company in accordance with the rules and agreements governing such plans or programs so long as such plans and programs are in effect. The Company may amend, delete or add to such employee insurance and other benefit plans from time to time as the Company in its sole discretion determines.

(c)	The Company will pay for one (1) professional association membership subscription per year.

(d)	The Company will provide the Employee with five (5) weeks’ paid vacation each calendar year. This entitlement will be pro-rated for partial years of service. Vacation is to be scheduled and taken at times that do not conflict with the business needs of the Company. The Employee will be allowed to carry forward a maximum of ten (10) days unused vacation into the next year to the extent permitted by the vacation policies of the Company as amended from time to time.

(e)	Upon submitting appropriate vouchers, bills, receipts or other documents, the Company will reimburse the Employee for all reasonable out-of-pocket expenses incurred in the performance of the Employee’s employment duties and in accordance with the applicable policies and procedures of the Company as amended from time to time.

[3]

(f)	The Employee is not entitled to any other payment, benefit, perquisite, allowance or entitlement other than as specifically set out in this Agreement or as otherwise expressly agreed to by the Parties.

4.	Confidentiality and proprietary rights

(a)	The Employee’s employment under this Agreement is conditional upon the Employee agreeing to and executing the Employee Inventions and Proprietary Rights Assignment Agreement in the form attached as Appendix “A” to this Agreement.

5.	NON-SOLICITATION and non-disparagement

(a)	The Employee covenants and agrees that during his employment and for a period of twelve (12) months following the date of termination of his employment, however caused, the Employee will not on his own behalf or on behalf of any person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any person:

(i)	persuade or attempt to persuade any customer or client of the Company known to the Employee, to discontinue or adversely alter their relationship with the Company; or

(ii)	employ, engage, offer employment or engagement to or solicit the employment or engagement of or otherwise entice away an employee of the Company who was employed by the Company at the time of the termination of the Employee’s employment, whether or not such person would commit any breach of their contract of employment by reason of leaving the service of the Company.

(b)	The Employee covenants and agrees that he will not engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumours, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Company/its related entities and any of their directors, officers, employees or agents.

(c)	The Employee agrees that a breach by him of any of the covenants contained in Article 5(a) above would result in damages to the Company and that the Company could not adequately be compensated for such damages by monetary award. Accordingly, the Employee agrees that in the event of any such breach, in addition to all other remedies available to the Company at law or in equity, the Company will be entitled as a matter of right to apply to a court of competent jurisdiction in British Columbia for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement.

(d)	The Employee further agrees that a breach by the Employee of any of the covenants contained in Article 5(a) and Article 5(c) above constitutes cause for the Company to terminate the Employee’s employment and, where the payment referred to in Article 6(c) below has been made, the Employee agrees to reimburse the Company the amount paid. Where the Employee fails to reimburse the Company, the amount paid to the Employee will be a debt due and owing from the Employee to the Company.

6.	TERMINATION

(a)	The Employee may terminate his employment by providing the Company with sixty (60) days’ advance notice in writing. At any time following receipt of such notice, the Company may elect to immediately terminate the Employee’s employment by paying him a lump sum amount equal to the Base Salary and vacation he would have earned during the remaining sixty (60) day notice period. Such payment will be subject to the deduction of income tax and other deductions required by law.

[4]

(b)	The Company may terminate the Employee’s employment at any time without notice or pay in lieu thereof, for cause. Where the Company terminates the Employee’s employment for cause, the Employee’s entitlement to remuneration pursuant to this Agreement will cease on that date.

(c)	The Company may terminate the Employee’s employment at any time without cause by providing the Employee with six (6) months’ notice or pay in lieu of notice or a combination thereof. Pay in lieu of notice is to be calculated based on the Base Salary at the time of termination of employment (the “Severance Amount”) and will be the maximum compensation to which the Employee is entitled. The Company may pay the Severance Amount to the Employee as a lump sum upon termination of employment or in equal monthly instalments over a six (6) month period, as determined by the Company. Such payment will be subject to the deduction of income tax and other deductions required by law.

(d)	The Employee acknowledges and agrees that all benefit coverage including, without limitation, long term disability coverage, will cease as of the date of termination and the Company will have no liability for any damages caused by the cessation of such benefit coverage regardless of the reason for termination, and further, that the Company will have no obligation to extend any benefit coverage to the Employee past the date of termination. The Employee further acknowledges and agrees that upon satisfaction of the Company’s obligations under Article 6(a) and Article 6(c) above and the payment of outstanding wages (including vacation) and unpaid business expenses, the Company will have no further liability or obligation to the Employee in respect of the Employee’s employment and termination of employment including, but not restricted to, further compensation or payment of any kind.

(e)	Upon termination of his employment for any reason whatsoever, the Employee will, effective the date of termination, be deemed to have immediately resigned any position the Employee may have as an officer or director of the Company together with any other office, position or directorship which the Employee may hold with any parent, subsidiary or affiliated companies of the Company. In such event, the Employee will, at the request of the Company, forthwith execute any and all documents appropriate to evidence such resignations. The Employee will not be entitled to any payments in respect of such resignations.

7.	dispute resolution

(a)	In the event of a dispute arising out of or in connection with this Agreement, or in respect of any legal relationship associated with it or from it, which does not involve the Company seeking a court injunction or other relief relating to the protection of its legitimate business interests, that dispute will be resolved as follows:

(i)	Amicable Negotiation – The Parties agree that, both during and after the performance of their responsibilities under this Agreement, each of them will make bona fide efforts to resolve any disputes arising between them by amicable negotiations.

(ii)	Mediation – If the Parties are unable to negotiate resolution of a dispute, either Party may refer the dispute to mediation by providing written notice to the other Party. If the Parties cannot agree on a mediator within thirty (30) days of receipt of the notice to mediate, then either Party may make application to the British Columbia Mediator Roster Society to have one appointed. The mediation will be held in Vancouver, B.C. in accordance with the British Columbia International Commercial Arbitration Centre’s (the “BCICAC”) under its Commercial Mediation Rules, and each Party will bear its own costs, including one-half share of the mediator’s fees.

[5]

(iii)	Arbitration – If, after mediation, the Parties have been unable to resolve a dispute and the mediator has been inactive for more than ninety (90) days, or such other period agreed to in writing by the Parties, either Party may refer the dispute for final and binding arbitration by providing written notice to the other Party. If the Parties cannot agree on an arbitrator within thirty (30) days of receipt of the notice to arbitrate, then either Party may make application to the British Columbia Arbitration & Mediation Institute to appoint one. The arbitration will be held in Vancouver, B.C. in accordance with the BCICAC’s Shorter rules for Domestic Commercial Arbitration, and each Party will bear its own costs, including one-half share of the arbitrator’s fees.

8.	GENERAL PROVISIONS

(a)	Upon termination of employment, the Employee will return to the Company all Company documents, files, manuals, books, software, equipment, keys, identification or credit cards, and all other property belonging to the Company in his possession or control.

(b)	This Agreement constitutes the entire agreement between the Parties with respect to the employment of the Employee and supersedes any and all agreements, understandings, warranties or representations of any kind, written or oral, express or implied, including any relating to the nature of the position or its duration, and each of the Parties releases and forever discharges the other of and from all manner of actions, causes of action, claim or demands whatsoever under or in respect of any agreement.

(c)	Any modification of this Agreement must be in writing and signed by both Parties or it will have no effect and will be void.

(d)	In the event that any provision or part of this Agreement is determined to be void or unenforceable in whole or in part, the remaining provisions, or parts of it, will be and remain in full force and effect.

(e)	No failure on the part of the Company to exercise any right or remedy in respect of this Agreement will operate as a waiver thereof, unless it is in writing and signed by the Company. Unless expressly provided for therein, such waiver will not limit or affect the rights of the Company with respect to any other or subsequent breach of the same or any other provision.

(f)	Any notice or other communication which will or may be given pursuant to or in addition to this Agreement will be in writing and sent by hand delivery, mail or courier to the addresses noted on the first page of this Agreement or to such other addresses as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Each such notice, request or communication will be deemed to have been given when received or, if given by mail, on the fifth business day following the date on which such communication is posted, whichever occurs first.

[6]

(g)	The validity and interpretation of this Agreement and the legal relations of the Parties will be governed by and construed in accordance with the laws in force from time to time in the Province of British Columbia and the federal laws of Canada applicable in the Province of British Columbia.

(h)	It is acknowledged and agreed that this Agreement may be assigned by the Company, provided that the Employee’s rights and privileges granted herein shall not be affected.

(i)	The Employee’s obligations contained in Article 5 above will survive the termination of this Agreement for any reason.

(j)	The Employee acknowledges having been afforded the opportunity to obtain independent legal advice with respect to the contents, terms and effect of this Agreement, and understands that by executing this Agreement he is confirming that he understands the terms and conditions of this Agreement and agrees to be bound by them.

(k)	This Agreement may be executed and delivered in counterparts. Each counterpart may be delivered by any means of electronic communication capable of producing a printed copy. Each counterpart so delivered shall be deemed an original and all counterparts together shall form one and the same document.

IN WITNESS WHEREOF this Agreement has been executed by the Parties as of the date and year first above written.

Global Mining Management Corporation

Authorized Signatory

Eric Finlayson

Appendix "A" EMPLOYEE INVENTIONS AND PROPRIETARY RIGHTS ASSIGNMENT AGREEMENT This Employee Inventions and Proprietary Rights Assignment Agreement (this "Agreement") made as of the 20th day of June, 2018, is intended to formalize in writing certain understandings and procedures regarding my employment with Global Mining Management Corporation including all participating shareholders or "Related Entities" (collectively, the "Company"). In consideration of my employment or continued employment by the Company, the compensation now and hereafter paid to me, and for other good and valuable consideration, the receipt of which is hereby acknowledged, I hereby agree as follows: 1. NON-DISCLOSURE 1.1 Trust and Confidence. I acknowledge that my employment creates a relationship of trust and confidence between me and the Company with respect to any information: (a) applicable to the business of the Company; or applicable to the business of any client or customer of the Company, which may be made known to me by the Company or by any client or customer of the Company, or learned by me in such context during the period of my employment. 1.2 Proprietary Information. The term "Proprietary Information" shall mean any and all confidential or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, Proprietary Information includes: (a) trade secrets, inventions, ideas, processes, formulas, artwork, apparatus, equipment, algorithms, programs, source and object codes, software source documents, data, programs, techniques, sketches, drawings, models, other works of authorship, improvements, innovations, discoveries, developments, designs, and techniques (hereinafter collectively referred to as "Inventions"); (b) information regarding plans for research or development, or actual or contemplated products or services of the Company; (c) technical product, process or service information; (d) information regarding manufacturing or development processes; (e) information regarding budgets or unpublished financial statements, or historic, current or projected financial information, or data about sales, other revenues, prices, costs, margins, expenses, profits, losses, taxes, income, assets, liabilities, shareholders' equity, or cash flow; (f) information regarding marketing plans, customers, suppliers, price lists, markets, or marketing or distribution channels; (g) information regarding business opportunities, business plans, strategies, partnerships, licensing arrangements, contracts or other legal information; or (h) information regarding the skills and compensation of other employees of the Company. Proprietary Information does not include information which I can clearly prove: (a) is readily available to the public in the same form through no fault of myself; (b) did not originate from the Company and was lawfully obtained by me in the same form from an independent third party without any restrictions on disclosure; or (c) did not originate from the Company and was in my possession in the same form prior to disclosure to me by the Company. 1.3 Recognition of the Company's Rights; Non-disclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information, except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain the Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at the Company and/or Incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire In such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and Its assigns. Notwithstanding the foregoing, it is understood that, at all times, I am free to use Information which Is generally known In the trade or Industry, which is not gained as result of a breach of this Agreement, and my own skill, knowledge, know-how and experience to whatever extent and in whichever way I wish. 1.4 Third Party Information. i understand, in addition, that the Company has received and In the future will receive from third parties confidential or proprietary Information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain Page 1 of 6 limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than the Company personnel who need to know such information in connection with their work for the Company) or use (except in connection with my work for the Company) Third Party Information unless expressly authorized by an officer of the Company in writing. 1.5 No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. 2. ASSIGNMENT OF INVENTIONS. 2.1 Proprietary Rights. The term "Proprietary Rights" shall mean all trade secret, patent, invention, improvement, copyright, industrial design, artistic design, trademark, service mark, trade or business name, and other intellectual 'property rights throughout the world and includes, without limitation, the right to apply for registration or protection of any of the foregoing. 2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as "Prior Inventions"). If disclosure of any Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Invention in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs, and the fact that full disclosure as to such invention has not been made for that reason. A space is provided on Exhibit A for this purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sub-licensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company's prior written consent. 2.3 Prior Work, All previous work done by me for the Company relating in any way to the conception, design, development or support of products for the Company is the property of the Company, 2.4 Assignment of Inventions, Subject to Section 2.7, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and Interest In and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, which I may solely or jointly conceive, reduce to practice, create, derive, develop or make during the period of my employment with the Company, which either (a) relate, at the time of conception, reduction to practice, creation, derivation, development, or making of such Innovation, to the Company's business or actual or demonstrably anticipated research or development, or (b) were developed on any amount of the Company's time or with the use of any of the Company's equipment, supplies, facilities or trade secret Information, or (c) resulted from any work I performed for the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as "the Company Inventions". Page 2 of 6

2.5 Waiver of Moral Rights. I agree that the Company, its successors and assignees and their licensees are not required to designate me as the author of any Proprietary Information and the Company Inventions (collectively, "Developments"). I hereby waive in whole all moral rights which I may have in the Developments, including the right to the integrity of the Developments, the right to be associated with the Developments, the right to restrain or claim damages for any distortion, mutilation or other modification of the Developments, and the right to restrain use or reproduction of the Developments in any context and in connection with any product, service, cause or institution. 2.6 Obligation to Keep the Company Informed. During the period of my employment and for twelve (12) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. I will preserve the confidentiality of any Invention covered by this Section. 2.7 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular the Company Invention to a third party, including without limitation a government entity, as directed by the Company. 2.8 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, Canadian and foreign Proprietary Rights relating to the Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such the Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance. In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive, release and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company. 3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times. 4. NO IMPACT ON OTHER STATUTORY OBLIGATIONS. The terms of this Agreement are in addition to, and not in lieu of, any other statutory obligation that I may have relating to the protection of Company Inventions, Third Party Information, or Proprietary Information of the Company. 5, NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and w!II not breach any agreement to keep In confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered Into, and I agree I will not enter into, any agreement either written or oral In conflict with this Agreement. 6. RETURN OF ALL COMPANY DOCUMENTS AND MATERIALS. When I leave my employment with the Company for any reason, I will deliver to the Company any and all written and tangible material In my possession, Page 3 of 6 including but not limited to drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information, or Proprietary Information of the Company. 7. LEGAL AND EQUITABLE REMEDIES. Because I may have access to and become acquainted with the Proprietary Information of the Company and because a breach of this Agreement will result in irreparable harm to the Company for which there will be no adequate remedy at law, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without the requirement to post security and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement. 8. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employment with the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement. 9. GENERAL PROVISIONS. 9.1 Survival. The provisions of this Agreement shall survive the termination of my employment for any reason and the assignment of this Agreement by the Company to any successor in interest or other assignee. 9.2 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company and its successors and assigns. 9.3 Notice. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given as indicated: (i) upon personal delivery to the appropriate address; (ii) by overnight courier upon written verification of receipt; (iii) by facsimile transmission upon acknowledgement of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to the employee shall be sent to the current address in the Company's records or such other address as the employee may specify in writing. Notices to the Company shall be sent to the Company's Human Resources Department or to such other address as the Company may specify in writing. 9.4 Governing Law; Consent to Jurisdiction. This Agreement will be governed by and construed according to the laws of British Columbia and the federal laws of Canada applicable therein, without regard to conflicts of laws principles. I irrevocably submit to and accept generally and unconditionally the exclusive jurisdiction of the courts and appellate courts of British Columbia for any action or lawsuit filed there against me by the Company arising from or related to this Agreement. I irrevocably waive any objection I may now or in the future have to the venue of any such action or lawsuit, and any claim I may now or in the future have that any such action or lawsuit has been brought in an inconvenient forum. 9.5 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, It shall be construed by limiting and reducing It, so as to be enforceable to the extent compatible with the applicable law as It shall then appear. 9.6 Employment. I agree and understand that nothing In this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall It interfere in any way with my right or the Company's right to terminate my employment at any time, with or without cause. 9.7 Assignment. I cannot assign any of Its rights, Interest or obligations under this Agreement without the prior written consent of the Company. Page 4 of 6

9.8 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. the Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement. 9,9 Entire Agreement. This Agreement Is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes a11d merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement. 9.10 Counterparts. This Agreement may be executed and delivered in counterparts. Each counterpart may be delivered by any means of electronic communication capable of producing a printed copy. Each counterpart so delivered shall be deemed an original and all counterparts together shall form one and the same document. This Agreement shall be effective as of the 20th_day of JuM, 2018. I HAVE READ THIS AGREEMENT, UNDERSTAND IT, HAVE HAD THE OPPORTUNITY TO OBTAIN INDEPENDENT LEGAL ADVICE IN RESPECT OF IT, AND AGREE TO ITS TERMS. I ACKNOWLEDGE THAT I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT. I FURTHER ACKNOWLEDGE HAVING RECEIVED A FULLY EXECUTED COPY OF THIS AGREEMENT. GLOBAL MINING MANAGEMENT CORPORATION Eric.Finl Page 5 of6

TO: FROM: DATE: SUBJECT: Exhibit A PRIOR INVENTIONS GLOBAL MINING MANAGEMENT CORPORATION Eric Finlayson June 20, 2018 Previous Inventions 1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by GLOBAL MINING MANAGEMENT CORPORATION (the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Company: 0,,,, No inventions or improvements. D See below: □ Additional sheets attached. 2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies): Invention or Improvement Party(ies) Relationship □ Additional sheets attached. Page 6 of 6